Exhibit 99.1

Contact: Jim Gustafson

Investor Relations

DaVita HealthCare Partners Inc.

(310) 536-2585

DaVita HealthCare Partners Inc. Announces Results as of Consent Payment Deadline and Execution of Supplemental Indenture related to its 6 3/8% Senior Notes due 2018

DENVER, June 18, 2014 – DaVita HealthCare Partners Inc. (NYSE: DVA) (the “Company”) today announced the execution of the supplemental indenture related to its previously announced consent solicitation (the “Consent Solicitation”) for amendments to the Company’s 6 3/8% Senior Notes due 2018 (the “Notes”) and the indenture pursuant to which the Notes were issued (the “Indenture”). The supplemental indenture was executed after receipt of consents from the holders of a majority in principal amount of Notes.

The amendments will eliminate substantially all of the restrictive covenants and certain events of default from the Notes and the Indenture.

The Consent Solicitation commenced concurrently with the Company’s tender offer to purchase for cash (the “Tender Offer” and, together with the Consent Solicitation, the “Offer”) any and all of the Notes. As of 5:00 p.m., New York City time, on June 17, 2014 (the “Consent Payment Deadline”), approximately $483 million of the $775 million aggregate outstanding principal amount of Notes have been tendered pursuant to the Tender Offer. The Offer is being made pursuant to an Offer to Purchase and Consent Solicitation Statement (the “Statement”) and the related Letter of Transmittal and Consent, each dated June 4, 2014. Subject to the terms and conditions of the Offer, including the Financing Condition (as defined in the Statement), the Company expects to make payment on June 24, 2014 (the “Initial Payment Date”) to the holders of Notes that have validly tendered their Notes one business day prior to the Initial Payment Date. The supplemental indenture will become operative following the Initial Payment Date. Holders may no longer withdraw their Notes and thereby revoke their consents. Holders who tendered their Notes before the Consent Payment Deadline are eligible to receive the Total Consideration (as defined in the Statement). Holders must tender their Notes before midnight, New York City time, at the end of July 1, 2014 in order to receive the Tender Offer Consideration (as defined in the Statement).

The Tender Offer will expire at midnight, New York City time, at the end of July 1, 2014 unless extended or earlier terminated.

DaVita HealthCare Partners Inc. has engaged Wells Fargo Securities, LLC and Barclays Capital Inc. as the Dealer Managers and Solicitation Agents for the Offer. Questions regarding the Offer may be directed to Wells Fargo Securities, LLC at (866) 309-6316 (toll free) and (704) 410-4760 (collect) and Barclays Capital Inc. at (800) 438-3242 (toll free) and (212) 528-7581 (collect). Copies of the Statement and Letter of Transmittal and Consent may be obtained from the Information Agent for the Offer, D. F. King & Co., Inc., at (212) 269-5550 (banks and brokers) or (800) 967-4607 (toll free) or by email at davita@dfking.com.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any debt securities. This release contains forward-looking statements within the meaning of the federal securities laws, including statements related to anticipated refinancing transactions. Factors that could impact future results include the uncertainties associated with the risk factors set forth in our SEC filings, including our annual report on Form 10-K for the year ended December 31, 2013, our subsequent quarterly and annual reports and our current reports on Form 8-K. The forward-looking statements should be considered in light of these risks and uncertainties.

These risks and uncertainties include, but are not limited to, and are qualified in their entirety by reference to the full text of those risk factors in our SEC filings relating to:

•	the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates, and a reduction in the number of patients under such plans, which may result in the loss of revenues or patients,

•	a reduction in government payment rates under the Medicare End Stage Renal Disease program or other government-based programs,

•	the impact of health care reform legislation that was enacted in the United States in March 2010,

•	the impact of the Center for Medicare and Medicaid Services (CMS) 2014 Medicare Advantage benchmark structure,

•	the impact of the American Taxpayer Relief Act,

•	the impact of disruptions in federal government operations and funding,

•	changes in pharmaceutical or anemia management practice patterns, payment policies, or pharmaceutical pricing,

•	legal compliance risks, including our continued compliance with complex government regulations and current or potential investigations by various government entities and related government or private-party proceedings, including risks relating to the resolution of the 2010 and 2011 U.S. Attorney Physician Relationship Investigations, such as restrictions on our business and operations required by a corporate integrity agreement and other settlement terms, and the financial impact thereof,

•	our ability to maintain contracts with physician medical directors, changing affiliation models for physicians, and the emergence of new models of care introduced by the government or private sector, that may erode our patient base and reimbursement rates,

•	our ability to complete acquisitions, mergers or dispositions that we might be considering or announce, or to integrate and successfully operate any business we may acquire or have acquired, including HealthCare Partners (HCP), or to expand our operations and services to markets outside the United States,

•	the risk that we might invest material amounts of capital and incur significant costs in connection with the growth and development of our international operations, yet we might not be able to operate them profitably anytime soon, if at all,

•	risks arising from the use of accounting estimates, judgments and interpretations in our financial statements,

•	the risk that the cost of providing services under HCP’s agreements may exceed our compensation,

•	the risk that reductions in reimbursement rates, including Medicare Advantage rates, and future regulations may negatively impact HCP’s business, revenue and profitability,

•	the risk that HCP may not be able to successfully establish a presence in new geographic regions or successfully address competitive threats that could reduce its profitability,

•	the risk that a disruption in HCP’s healthcare provider networks could have an adverse effect on HCP’s business operations and profitability,

•	the risk that reductions in the quality ratings of health maintenance organization plan customers of HCP could have an adverse effect on HCP’s business, or

•	the risk that health plans that acquire health maintenance organizations may not be willing to contract with HCP or may be willing to contract only on less favorable terms.

We base our forward-looking statements on information currently available to us at the time of this release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in underlying factors, new information, future events or otherwise.

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